Exhibit 99.1

CONTACT:	Investor Relations:	Public Relations:
	Joseph Scirocco/Fay Yee	Caren Bell
	(212) 548-1570/1812	(212) 548-1823

FOR IMMEDIATE RELEASE

TOMMY HILFIGER CORPORATION REPORTS

SECOND QUARTER FISCAL 2004 RESULTS

•    Reports Second Quarter EPS of $0.71 vs. $0.67 in Prior Year

•    Reaffirms Second Half Fiscal 2004 Outlook

HONG KONG, November 5, 2003 – Tommy Hilfiger Corporation (NYSE:TOM) today reported its results for the second quarter ended September 30, 2003, of fiscal year 2004.

Net revenue for the second quarter of fiscal 2004 was $547.9 million compared to $546.5 million in the second quarter of fiscal 2003. The Company’s net income increased 6.1% to $64.7 million, or $0.71 per diluted share, for the second quarter of fiscal 2004, from $61.0 million, or $0.67 per diluted share, a year ago.

Commenting on second quarter fiscal 2004 results, President and Chief Executive Officer David F. Dyer said, “Results for the quarter exceeded our earlier expectations due to a number of factors. These included stronger than expected revenue and earnings growth from Tommy Hilfiger Europe, which was further bolstered by favorable currency exchange rates, and lower U.S. expenses as a result of our continuing efforts to control costs. In addition to these operating improvements, a significant reduction in interest expense following the repayment of $151.1 million of our Senior Notes due June 1, 2003 and the repayment of our short-term borrowings increased our quarterly profits compared to the year ago period.

Mr. Dyer continued, “Beginning with our Fall 2003 collections, and even more so for Holiday 2003, we implemented a number of design and merchandising initiatives that we believe reinforce Tommy Hilfiger’s fashion position by offering fresh interpretations on classic styles. These innovations are best represented by our men’s woven shirt program, which is prominently featured in our advertising and has generated great excitement at retail. While we are encouraged by the results of our efforts, they take place against the backdrop of an environment where significant markdowns and promotional pricing continue to prevail.”

Tommy Hilfiger Corporation

9/F., Novel Industrial Building,

850-870 Lai Chi Kok Road,

Cheung Sha Wan,

Kowloon, Hong Kong.

Tel: 2216 0668 Fax: 2371 2928

Consolidated net revenue benefited from growth in Tommy Hilfiger Europe, where revenue increased 58.2% to $152.5 million in the second quarter of fiscal 2004 from $96.4 million in the second quarter of fiscal 2003. This increase from the prior year included approximately $19.2 million resulting from translation of the stronger euro in fiscal 2004, but was offset by a 13.5% decline in U.S. net revenue to $365.2 million from $422.2 million in the prior period. The Company reports revenue from Tommy Hilfiger Europe in each of its respective segments.

In the Company’s Wholesale segment, revenue for the second quarter of fiscal 2004 was $417.1 million compared to $415.8 million in the prior year. Within the Wholesale segment, revenue in the men’s component increased 5.6% to $183.8 million, entirely due to growth in Europe. Revenue in the womens component declined by 1.0% to $160.0 million, and in the children’s component, by 8.4% to $73.3 million, as declines in U.S. wholesale, particularly in Juniors and large children sizes, more than offset revenue growth in Europe.

In the Company’s Retail segment, revenue for the second quarter of fiscal 2004 was $115.1 million, virtually unchanged from the prior year’s quarter, as revenue increases from stores opened or expanded, primarily in Europe and Canada, since October 1, 2002 were essentially offset by a high single digit decrease in comparable store sales at U.S. outlet stores, along with the effects of closing 37 U.S. specialty stores. Outside the U.S., comparable store sales increased in the low to mid single digits. The Company continues to experience healthy growth in its European and Canadian retail divisions, where it operates 17 outlets and 31 specialty stores, and plans to continue selectively opening new stores. As of September 30, 2003, the Company’s worldwide store count was 166, including 128 outlet stores and 38 specialty stores, compared to 176 stores a year ago, which was comprised of 112 outlets and 64 specialty stores.

Licensing segment revenue increased 0.2% to $15.8 million in the quarter ended September 30, 2003 versus the comparable prior year quarter, principally due to stronger international royalty income, notably from Tommy Hilfiger Japan, offset by the loss of royalties associated with the Men’s Underwear license, which was taken in house on June 1, 2003.

Balance Sheet Highlights

The Company reported cash, cash equivalents and short-term investments of $285.2 million at September 30, 2003. Long-term debt totaled $350.8 million. Inventories totaled $270.6 million at September 30, 2003, compared to $269.9 million a year ago, with wholesale inventory at $179.3 million at September 30, 2003 versus $191.0 million a year earlier, entirely due to reductions in the U.S. wholesale divisions. Such reductions reflect the Company’s efforts to maintain inventories in line with expected revenue trends. Retail inventories were $91.3 million at September 30, 2003, compared to $78.9 million a year ago, with the increase attributed to the Company’s European and Canadian operations, which added 14 stores since last year. Inventories at both Tommy Hilfiger Europe and Tommy Hilfiger Canada at September 30, 2003 were translated at closing exchange rates approximately 18% higher than a year ago.

Six Month Results

For the six months ended September 30, 2003, diluted earnings per share, before special items, increased 17.1% to $0.82 versus $0.70 for the comparable period last year. Net revenue increased 0.3% to $915.2 million from $912.8 million for the same period of fiscal 2003. Income, also before the effect of special items, increased 17.0% to $74.4 million compared to $63.6 million in the prior year. The Company believes that these adjusted financial results provide a more meaningful presentation of its ongoing results of operations. On a GAAP basis, net income of $81.6 million, or $0.90 per diluted share, for the first six months ended September 30, 2003 compares with a net loss of $377.8 million, or $4.16 per diluted share, in the year-ago period. Results for the six month period ended September 30, 2003 also include the benefit of a change in accounting estimate for accrued price adjustments of approximately $9 million before income taxes which was recorded in the first quarter of fiscal 2004, as the Company reevaluated the level of such price adjustments provided to retailers. This benefit was partially offset by the related cancellations of certain orders by retailers.

Following is a reconciliation of income and earnings per share before special items to net income and earnings per share computed in accordance with GAAP for the six month periods ended September 30, 2003 and September 30, 2002.

	Dollar amounts in millions, except per share data
	Net Income (Loss)		Earnings (Loss) Per Share
	Six Months Ended		Six Months Ended
	Sept 30, 2003	Sept 30, 2002	Sept 30, 2003	Sept 30, 2002

Earnings before special items	$74.4	$63.6	$0.82	$0.70
Favorable litigation settlement	7.2	—	0.08	—
Cumulative effect of change in accounting principle	—	(430.0)	—	(4.74)
Tax effect of change in accounting principle	—	(11.4)	—	(0.12)

Earnings (loss) under GAAP	$81.6	$(377.8)	$0.90	$(4.16)

Outlook

The Company said that it has had success with recent product initiatives and positive market reactions for Spring 2004, but recognizes that these factors are not expected to result in increased orders from retailers until positive sales trends are sustained for a period of time. Retailers booked Holiday 2003 and Spring 2004 orders based largely on the prior year’s results.

The Company indicated that for the third fiscal quarter, it expects consolidated revenue to be below the year ago levels by approximately 15%, as declines in the U.S. are expected to be only partially offset by revenue growth in Europe. Due to its seasonally low shipping patterns, Tommy Hilfiger Europe does not make a significant contribution to consolidated revenue in the Company’s third fiscal quarter. Fourth quarter revenue, however, is expected to be even with or only slightly below last year’s, with a strong contribution from Europe expected to largely offset U.S. declines. Consistent with its Holiday 2003 and Spring 2004 market results, the Company expects U.S. wholesale volume for the second half of the fiscal year ending March 31, 2004 to decline by approximately 20%.

The Company reiterated its previously reported earnings outlook for the second half of fiscal 2004, with earnings per share estimates for its third fiscal quarter between $0.10 and $0.14, and its fiscal fourth quarter estimate between $0.35 and $0.39. Therefore, after taking into account actual results for the first half of fiscal 2004, including the favorable trademark litigation settlement which amounted to $0.08 per diluted share in the first fiscal quarter, the Company believes a reasonable range for full fiscal year 2004 earnings estimates is from $1.35 to $1.43 per share.

Commenting on the outlook for the remainder of the year, Mr. Dyer said, “We are focused on product reinvigoration with an integrated marketing and in-store merchandising approach, and we expect positive consumer reaction to our collections. We will carefully monitor results during the all-important holiday selling season. While I am generally optimistic about business trends and our market positioning, I believe we are overdistributed in U.S. department stores and that we must continue to reduce distribution in order to bring supply and demand into balance.”

As it has in the past, the Company will provide its initial estimates of fiscal 2005 consolidated revenue and earnings along with its third fiscal quarter earnings release in early February. Therefore, the Company is not in a position at this time to comment on published estimates for fiscal year 2005.

As previously announced, the Company will be hosting a conference call today at 10:30 a.m. Eastern Time to discuss its financial results and outlook. Those interested in listening to the conference call can access the online broadcast at http://www.firstcallevents.com/service/ajwz391233916gf12.html. An online replay of the broadcast will also be available shortly after the completion of the call at the same address and will be available through Thursday, November 13, 2003.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men’s and women’s sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company’s products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company’s own network of outlet and specialty stores in the United States, Canada and Europe.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “project,” “expect,” “believe” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel, the financial strength of the retail industry generally and the Company’s customers, distributors, licensees and franchisees in particular, changes in trends in the market segments and geographic areas in which the Company competes, the strength of our brand, the level of demand for the Company’s products, actions by our major customers or existing or new competitors, changes in the marketing or distribution of the Company’s products, changes in currency and interest rates, changes in applicable tax laws, regulations and treaties and changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products, as well as other risks and uncertainties set forth in the Company’s publicly-filed documents, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2003, as amended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2003	2002

NET REVENUE	$547.9	$546.5
COST OF GOODS SOLD	290.6	298.1

GROSS PROFIT	257.3	248.4
DEPRECIATION AND AMORTIZATION	19.5	21.4
OTHER SG&A EXPENSES	150.0	142.6

TOTAL OPERATING EXPENSES	169.5	164.0
INCOME FROM OPERATIONS	87.8	84.4
INTEREST EXPENSE, NET	6.8	9.3

INCOME BEFORE TAXES	81.0	75.1
INCOME TAXES	16.3	14.1

NET INCOME	$64.7	$61.0

EARNINGS PER SHARE:

BASIC EARNINGS PER SHARE	$0.71	$0.67

WEIGHTED AVERAGE SHARES OUTSTANDING	90.6	90.5

DILUTED EARNINGS PER SHARE	$0.71	$0.67

WEIGHTED AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	91.0	90.8

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA

(In millions, except per share amounts)

(Unaudited)

	Six Months Ended September 30,
	2003	2002

NET REVENUE	$915.2	$912.8
COST OF GOODS SOLD	489.3	501.1

GROSS PROFIT	425.9	411.7
DEPRECIATION AND AMORTIZATION	38.6	43.6
SPECIAL ITEM	(11.0)	—
OTHER SG&A EXPENSES	279.5	269.9

TOTAL SG&A EXPENSES	307.1	313.5
INCOME FROM OPERATIONS	118.8	98.2
INTEREST EXPENSE, NET	14.3	19.9

INCOME BEFORE TAXES AND CUMULATIVE
EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	104.5	78.3
INCOME TAXES
RECURRING	22.9	14.7
TAX EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	11.4

	22.9	26.1

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	81.6	52.2
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	(430.0)

NET INCOME (LOSS)	$81.6	$(377.8)

EARNINGS (LOSS) PER SHARE—BASIC
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$0.90	$0.58

NET INCOME (LOSS)	$0.90	$(4.19)

WEIGHTED AVERAGE SHARES OUTSTANDING	90.6	90.2

EARNINGS (LOSS) PER SHARE—DILUTED
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$0.90	$0.58

NET INCOME (LOSS)	$0.90	$(4.16)

WEIGHTED AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	90.9	90.8

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

BALANCE SHEET DATA

(In millions)

(Unaudited)

	September 30, 2003	September 30, 2002	March 31, 2003

CASH AND CASH EQUIVALENTS	$250.7	$392.4	$420.8
SHORT-TERM INVESTMENTS	34.5	—	—
ACCOUNTS RECEIVABLE	197.6	196.1	185.0
INVENTORIES	270.6	269.9	229.7
WORKING CAPITAL	595.2	428.5	502.5
PROPERTY AND EQUIPMENT, NET	238.8	302.6	248.3
INTANGIBLE AND OTHER ASSETS	879.6	992.7	864.3
TOTAL ASSETS	1,936.1	2,243.5	2,028.2
CURRENT PORTION OF LONG-TERM DEBT	0.8	167.3	151.9
SHORT-TERM BORROWINGS	—	84.4	19.4
OTHER CURRENT LIABILITIES	221.7	268.0	241.8
LONG TERM DEBT	350.0	350.6	350.3
DEFERRED TAX AND OTHER LIABILITIES	216.0	221.7	221.4
TOTAL LIABILITIES	788.5	1,092.0	984.8
SHAREHOLDERS' EQUITY	1,147.6	1,151.5	1,043.4